Filed pursuant to Rule 433(d)
                                     Registration Statement No. 333- 131356-03

                   FINAL TERM SHEET, dated November 14, 2006

                                $1,667,338,019
                         USAA AUTO OWNER TRUST 2006-4
                                Issuing Entity
                             USAA Acceptance, LLC
                                   Depositor

                                              USAA
                             [LOGO OMITTED]   FEDERAL
                                USAA(R)       SAVINGS
                                              BANK

                           USAA FEDERAL SAVINGS BANK
                         Sponsor, Seller and Servicer

The issuing entity will own motor vehicle loans originated by USAA Federal Savings Bank and will issue the following classes of USAA Auto Owner Trust 2006-4 Asset Backed Notes:


                         Class A-1          Class A-2           Class A-3          Class A-4           Class B
                          Notes(3)           Notes(3)            Notes(3)           Notes(3)           Notes(4)
                    ------------------  ------------------  ------------------  -----------------  -----------------
Principal
   Amount.........     $433,000,000        $474,000,000        $452,000,000       $262,486,000        $45,852,019

Per Annum
   Interest
   Rate...........             5.34%               5.16%               5.01%              4.98%              5.26%

Final
   Scheduled
   Payment
   Date...........    Dec. 13, 2007       Nov. 16, 2009       Jun. 15, 2011      Oct. 15, 2012      Jun. 17, 2013

Initial Public
   Offering
   Price (1)......       100.000000%          99.991590%         99.981008%         99.969691%          99.993735%

Ratings
   (Moody's/S&P)..      Prime-1/A-1+          Aaa/AAA            Aaa/AAA            Aaa/AAA             NA/BBB

Payment Date......     Monthly,            Monthly,            Monthly,            Monthly,           Monthly,
                       beginning           beginning           beginning           beginning          beginning
                       December 15,        December 15, 2006   December 15,        December 15,       December 15, 2006
                       2006 (subject to    (subject to the     2006 (subject to    2006 (subject to   (subject to the
                       the business day    business day        the business day    the business day   business day
                       convention)         convention)         convention)         convention)        convention)
Weighted Average
   Life(2)                  0.33                1.10               2.20               3.37                3.57

CUSIP.............      90327L AA 8        90327L AB 6         90327L AC 4        90327L AD 2        90327L AE 0


(1)   Plus accrued interest from November 21, 2006.
(2)   Pricing speed:  1.6% ABS (with a 10% clean-up call)
(3) The Class A Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(4) The Class B Notes may not be acquired by, on behalf of or with assets of an employee benefit plan or individual retirement account.
Trade Date:  November 14, 2006
Settlement Date:  November 21, 2006


                               Joint Global Coordinators of the Class A Notes
Barclays Capital                                                                     Deutsche Bank Securities
                                      Co-Managers of the Class A Notes
BNP Paribas
                      Citigroup
                                             Merrill Lynch & Co.
                                                                                     Wachovia Securities
                               Joint Global Coordinators of the Class B Notes
Barclays Capital                                                                     Deutsche Bank Securities


               The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275.

               This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.


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